EXHIBIT 5

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

August 2, 2006

Medallion Financial Corp.

437 Madison Avenue, 38th Floor

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Medallion Financial Corp. (the “Company”), a corporation organized under the laws of the State of Delaware, with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about August 3, 2006, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an aggregate of 800,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share, (“Common Stock”) issuable under the Medallion Financial Corp. 2006 Employee Stock Option Plan (the “Plan”).

As counsel for the Company, we have examined, among other things, such Federal and state laws and originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing and provided the aggregate number of shares of Common Stock that would result from the exercise of all outstanding warrants, options and rights to purchase the Common Stock at the time of issuance of options pursuant to the Plan do not exceed the limitations under Section 61(a) of the Investment Company Act of 1940 and assuming the exercise price payable for the Company Shares is not less than the current market value of the Common Stock on the day the related options were issued, we hereby inform you that in our opinion the Company Shares issued in accordance with the terms of the Plan for consideration in excess of $0.01 per share will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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